Exhibit 23.5

Consent of Independent Accountants

NorthStar Realty Europe Corp.
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 28 September 2015 relating to the combined statement of revenues and certain expenses of IVG Portfolio, which appears in NorthStar Realty Europe Corp.'s Registration Statement on Form S-11 (File No. 333-205440).
/s/ PricewaterhouseCoopers, Société coopérative
Luxembourg
23 October 2015